EXHIBIT 15.3
                                                                    ------------














                               TLC VENTURES CORP.



                    POINT LEAMINGTON MASSIVE SULPHIDE DEPOSIT

                          INDEPENDENT TECHNICAL REPORT




















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                  TLC VENTURES CORP. - POINT LEAMINGTON MASSIVE SULPHIDE DEPOSIT
                                   INDEPENDENT TECHNICAL REPORT - APRIL 14, 2004





                                IMPORTANT NOTICE



This report was prepared as a National Instrument 43-101 Technical Report in accordance to Form 43-101F1 for TLC Ventures Corp. (TLC) by Hatch Associates Limited (Hatch). The quality of information, conclusions and estimates contained herein is consistent with the level of effort involved in Hatch's services and is based on (i) information available at the time of preparation, (ii) data supplied by outside sources, and (iii) the assumptions, conditions, and qualifications set forth in this report. This report is intended to be used by TLC, subject to the terms and conditions of its contract with Hatch. This contract permits TLC to file this report as a Technical Report with Canadian Securities Regulatory Authorities pursuant to National Instrument 43-101, STANDARDS OF DISCLOSURE FOR MINERAL PROJECTS. Any other use of this report by any third party is at that party's sole risk.
















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                      TLC VENTURES CORP.TLC VENTURES CORP.
                    POINT LEAMINGTON MASSIVE SULPHIDE DEPOSIT


            INDEPENDENT TECHNICAL REPORTINDEPENDENT TECHNICAL REPORT





Prepared by:   Callum Grant, P.Eng., Gary Giroux, P.Eng.      April 14, 2004
               -------------------------------------------    ------------------
                                                              Date
APPROVALS

HATCH

Approved by:   Adam Majorkiewicz, P.Eng.                      April 14, 2004
               -------------------------------------------    ------------------
                                                              Date



DISTRIBUTION LIST

TLC Ventures Corp. (4 copies)
Hatch
file

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                  TLC VENTURES CORP. - POINT LEAMINGTON MASSIVE SULPHIDE DEPOSIT
                                   INDEPENDENT TECHNICAL REPORT - APRIL 14, 2004


                                TABLE OF CONTENTS


1.   SUMMARY..................................................................3


2.   DISCLAIMER...............................................................4


3.   INTRODUCTION.............................................................4


4.   LOCATION, ACCESSIBILITY, PHYSIOGRAPHY, AND GENERAL DESCRIPTION...........5


5.   HISTORY..................................................................7


6.   GEOLOGICAL SETTING.......................................................7

     6.1   Regional Geology...................................................7
     6.2   Property Geology and Mineralization................................8

7.   DEPOSIT TYPES...........................................................10


8.   MINERALISATION..........................................................10


9.   EXPLORATION.............................................................10


10.  ADJACENT PROPERTIES.....................................................11


11.  DRILLING................................................................11


12.  SAMPLING AND ASSAYING...................................................12

     12.1  Sampling Methods..................................................12
     12.2  Data Verification.................................................12

13.  METALLURGY..............................................................13

     13.1  Mineralogy........................................................13
     13.2  Testwork..........................................................13

14.  MINERAL RESOURCES.......................................................14

     14.1  Background........................................................14
     14.2  Database Verification.............................................14
     14.3  Statistical Analysis..............................................16
         14.3.1   Data.......................................................16
         14.3.2   Bulk Densities.............................................20
     14.4  Variography.......................................................22
     14.5  Geological Modeling...............................................23
     14.6  Block Interpolation...............................................25
     14.7  Resource Classification...........................................25
         14.7.1   Introduction and Definitions...............................25
         14.7.2   Results....................................................26

15.  INTERPRETATION & CONCLUSIONS............................................28


16.  RECOMMENDATIONS.........................................................29

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                                 LIST OF FIGURES

Figure 4-1:       General Location Map........................................6


Figure 4-2:       Property Claim Map..........................................6


Figure 6-1:       Regional Geology............................................8


Figure 6-2:       Local Geology...............................................9


Figure 14-1:      Drill hole Distribution Plot...............................15















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                                   INDEPENDENT TECHNICAL REPORT - APRIL 14, 2004

1.   SUMMARY

The Point Leamington massive sulphide deposit is located in north-central Newfoundland, approximately 70 kilometres northwest of Gander and 37 kms north of the town of Grand Falls. The property sits in a low-lying swampy area accessible via an 8km logging road connecting to Highway #1, or directly via helicopter from Gander, and is particularly well located with respect to access to tidewater.

It was discovered by Noranda Exploration Co. Ltd. in the early 1970s who continued to explore and drill the property through the 1980s along a section with a strike length of ~500m and to depths of ~400m within a longer, 1,500m zone of interest. Noranda's work identified two zones of massive sulphide mineralisation carrying values in zinc, copper, and precious metals within a thick package of quartz porphyry (QP), breccia, and tuff units lying in the footwall of a mafic volcaniclastic suite of rocks. Intercept widths from Noranda's drilling in the Lower Zone were typically in the 4-20m range. Grades averaging 7.34% Zn, 0.43% Cu, 2.25g/t Au, and 55g/t Ag were estimated for a 1.49 M tonne Inferred Resource by Noranda. A larger but lower-grade resource of 12.5M tonne was estimated covering both zones at grades of 1.9% Zn plus by-product values in precious metals.

In the late 1990s, Rubicon Minerals Corporation ("Rubicon") acquired 100% of the Point Leamington property from Noranda, and in 1999/2000 completed nine holes to investigate the potential for deeper sulphide mineralisation in the footwall rhyolite sequences. From this drilling, Rubicon recognised a change in the rhyolite dome sequence from the upper QP unit into a favourable phyric to aphyric rhyolite containing several zones of weak polymetallic mineralisation at depths of 400-500m.

In February 2004, TLC Ventures Corp. ("TLC") entered into a cash and shares purchase agreement to acquire 100% of the Point Leamington property from Rubicon Minerals Corporation.

In February 2004, TLC commissioned Hatch to complete a resource estimate and data compilation as part of an Independent Technical Report to NI 43-101 standards. Hatch completed this assignment with the assistance of Mr. Gary Giroux, P.Eng. while Hatch's Qualified Person for this assessment is Mr. Callum Grant, P.Eng. who visited and inspected the property in March 2004.

The Inferred Resource estimated as part of Hatch's assignment is based on 72 drill holes completed by Noranda (AQ core) and Rubicon (NQ core). Downhole surveys during the Noranda program in particular are very limited, as are estimates of specific gravities.

Statistical and geostatistical analysis was completed on the total database of assay information to assess the characteristics and distribution of zinc, silver, copper, and gold values across the deposit. Variograms were generated for zinc, copper, gold and silver, and search parameters established for grade interpolation using kriging. Bulk density was interpolated into each block based on extrapolation from an assumed mineral content (the average specific gravity was estimated at 3.03 as compared to the Noranda estimate of 4.0).


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The Inferred resource estimate completed by Hatch can be summarised as follows:

=============================================================================
                             INFERRED RESOURCE
=============================================================================
  CUTOFF     TONNES > CUTOFF
   %ZN           (TONNES)               AVERAGE GRADE ABOVE CUTOFF
                               ----------------------------------------------
                                ZN (%)      CU (%)     AU (G/T)    AG (G/T)
---------- ------------------- ---------- ----------- ----------- -----------
   1.00         12,300,000       1.92        0.28        0.88       16.94
---------- ------------------- ---------- ----------- ----------- -----------
   2.00         3,500,000        3.23        0.28        1.37       25.90
---------- ------------------- ---------- ----------- ----------- -----------
   3.00         1,600,000        4.16        0.23        1.54       31.26
---------- ------------------- ---------- ----------- ----------- -----------
   4.00          620,000         5.42        0.29        1.81       31.96
========== =================== ========== =========== =========== ===========


Noranda completed two sets of metallurgical testwork on drill core from Point Leamington, an initial series of flotation tests between 1971 and 1975, and a further set in 1988. The conclusions from both evaluations are essentially the same and point to difficult metallurgy owing to the fine-grained nature of the mineralisation. Fine grinding to 90% passing -400 mesh was required to achieve satisfactory results with zinc recoveries in the order of 85% for the high-grade zinc zone, but with very low recoveries for copper and precious metals (10% to 50%).

Hatch concludes that the Point Leamington massive sulphide property with its near surface, but low grade mineralization and deeper exploration targets in a favourable suite of rocks merits additional investigations as an exploration project. The priority of future work should be to attempt to extend the known mineralisation beyond the limits defined by previous operators, and test for depth extensions of the mineralisation around zones of higher grade and into the interpreted deep footwall package of rocks identified by Rubicon. Downhole geophysics as a preliminary step to define targets, followed by limited diamond drilling should be considered to achieve these objectives. Additional metallurgical investigations should address the poor recoveries obtained from previous work and/or evaluate different processing options. A total of C$550,000 is recommended for the 2004/2005 field season.

2.   DISCLAIMER

In preparing this report, Hatch has relied largely on information completed during the 1971 to 2000 exploration and drilling program by Noranda and Rubicon, together with a brief site inspection and inspection of drill core completed in March 2004. Hatch has not carried out any independent sampling in trenches or from drill core.

Hatch has not completed any environmental or legal due diligence as part of this assessment.

3.   INTRODUCTION

TLC Ventures Corp., (TLC) is a well-funded junior exploration company located in Vancouver, Canada, whose shares trade on the Toronto Venture Exchange(TLV - TSX.V). The company is focussed on the acquisition, advancement, and development of base and precious metal mineral properties around the world. Through a wholly owned subsidiary, Gold Fields Limited is a significant equity holder of TLC with approximately 9.5% interest in the company.

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In February 2004, TLC announced that it had entered into an agreement with
Rubicon Minerals Corporation to acquire 100% of a Mining Lease containing the Point Leamington Massive Sulphide deposit located in north-central Newfoundland close to Grand Falls. The principal terms of the agreement are as follows:

     o On closing of the agreement, TLC will issue 150,000 common shares to Rubicon and pay C$125,000 in cash;

     o On the first anniversary of the deal, TLC will issue a further 75,000 shares and pay $50,000;

     o On the second anniversary, TLC will issue a final lot of 75,000 shares and make a final payment of $75,000.

In February 2004, TLC commissioned Hatch Associates Ltd. (Hatch) to prepare a resource estimate and Technical Report for the Point Leamington deposit under the following Terms of Reference:

     o generate a scoping-level resource model, meaning in sufficient detail for assessment of the distribution of the mineralized zones

     o    compile all relevant geological information for the property

     o    inspect the site

     o assess and comment on current exploration strategy, ore zone continuity, and resource classification issues (precision);

     o    review metallurgy

This report presents an updated resource estimate for the deposit, a compilation of exploration work completed on the property since the 1970s, and a recommended work program. Callum Grant, P.Eng served as the Qualified Person responsible for preparation of the report and traveled to the site in March 2004. Gary Giroux, P.Eng served as the Qualified Person responsible for preparation of the resource estimate.

4.   LOCATION, ACCESSIBILITY, PHYSIOGRAPHY, AND GENERAL DESCRIPTION

The property is located 70 kilometres north-west of Gander in north-central Newfoundland (see Figure 4-1), and consists of a Mining Lease covering 263 hectares. Subsequent to acquiring control of the Leamington deposit from Rubicon, TLC has acquired by staking an additional 80 claims covering 2000 hectares surrounding the original Mining Lease. These new claims have not been surveyed however TLC has received confirmation from the Newfoundland Department of Mines that they have been accepted for filing and duly accepted. The rectilinear claim limits are precisely defined by exact UTM coordinates.

The property can currently be accessed via helicopter directly from Gander (a trip of about 30 minutes) or via an 8 km logging road connecting to the Trans Canada Highway. The topography around the property is low-lying and swampy.

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The climate is typical of the north-central region of Newfoundland with cold winters and heavy snowfalls throughout the winter months, and generally warm but variable summers. Precipitation falls mainly in winter, predominantly as snow rain from December through March. The mean annual precipitation is 655 mm.

FIGURE 4-1: GENERAL LOCATION MAP

         [Map of Newfoundland, Canada and Point Leamington Project]




FIGURE 4-2: PROPERTY CLAIM MAP

         [Map of Property Claim]

















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                                   INDEPENDENT TECHNICAL REPORT - APRIL 14, 2004


5.   HISTORY

Noranda Exploration discovered the property in 1971 as part of a regional program for massive sulphide deposits. Noranda completed two programs of diamond drilling on the property (17,896m in 70 holes), various geophysical programs, and two phases of metallurgical testwork.

In 1999/2000, Rubicon Minerals Corporation completed a first phase of 3 drill holes followed by an additional 9 diamond drill holes, several of which were deepened from original Noranda holes. Rubicon's principal target was an interpreted deep zone below the main footwall stringer zone in aphanitic felsic volcanics.

Noranda completed two Inferred Resource estimates, the first in 1975 totalling
12.5 million tonnes grading 1.9% Zn, 0.9g/t Au, 20.9g/t Ag, and 0.48% Cu. In 1978, additional drilling and a higher cutoff grade of 6% ZnEq was used to generate a higher-grade Inferred Resource as follows:

          ========== =========== ======= ======= ========= =========
             ZONE      TONNES     ZN, %   CU, %   AU, G/T   AG, G/T
          ---------- ----------- ------- ------- --------- ---------
            Lower     1,490,566    7.34    0.43    2.25       54.7
          ========== =========== ======= ======= ========= =========


(Zinc equivalent grades were based on recoveries of between 40% and 60% for Cu, Ag, and Au and metal prices of C$0.40/lb, C$8.40/oz, and C$536/oz respectively).

These 1978 resources were based on a 6% zinc equivalent cut-off grade, a Specific Gravity of 4.0, a minimum intercept length of 1.5m, an allowance of 15% for internal dilution, and can be classified as Inferred using CIMM definitions. A longitudinal sectional method (polygonal) was applied. An allowance of 15% internal dilution was included to account for swarms of dyke rocks found throughout the massive sulphide bodies.

To date, exploration activities have defined three areas of sulphide mineralization along a 500 m long, north-trending, structure separated into Hangingwall and Footwall Zones. The depth extent of the mineralisation defined by drilling below surface elevation is approximately 360m, and widths are typically in the 3m-20m range with a maximum of 85m (true widths).

6.   GEOLOGICAL SETTING

6.1  Regional Geology

The property sits in the Dunnage tectonic-stratigraphic zone of Newfoundland, interpreted by Strong (1977), Dean (1978), and Kean et. al. (1981) as an Ordivician-Silurian island arc complex which was built upon Cambro-Ordivician oceanic crust. The rocks therefore have ophiolitic affinities, subjected to subsequent metamorphic events

The Dunnage Zone can be divided into a number of belts, all of which are known to host Volcanic Massive Sulphide (VMS) types of deposits. The most significant VMS deposit in the region is the Buchans deposit where five main orebodies were mined between 1928 and 1984 producing a total of 16.2 million tonnes grading 15.51% Zn, 7.56% Pb, 1.33% Cu, 1.37g/t Au, and 126g/t Ag. The mineralisation at

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Buchans is recognised as a typical "Kuroko" style of VMS deposit associated with felsic Pyroclatsic rocks and breccias.

6.2  Property Geology and Mineralization

The deposit occurs along a north-south trending contact zone between mafic volcaniclastics to the west and a thick cherty rhyolite dome sequence to the east. Massive sulphide mineralization lies at this steeply dipping contact within what has been interpreted as a westward-facing dome complex composed mainly of felsic hyalites of a porphyritic or fragmental lithology. Dyke rocks cutting through the massive sulphide zone are common throughout the drill core.

From hangingwall to footwall, the deposit is underlain by thinly bedded volcanic sediments, cherty sediments, fine-grained tuffs, and quartz crystal tuffs, below which is found a sequence of graphitic to argillaceous or cherty rhyolites representing the top of the massive sulphide units and considered as the marker horizon. The massive sulphide unit (MS) itself occurs in felsic units (including tuffs) underlain by massive and brecciated rhyolites with stringers of pyrite +/- sphalerite mineralisation. The total thickness of the massive sulphide and lower stringer zone can exceed 400m.

FIGURE 6-1: REGIONAL GEOLOGY

               [Map of Tectonostratigraphic Zones of Newfoundland]





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FIGURE 6-2: LOCAL GEOLOGY

         [Map of Local Geology around the Point Leamington Deposit]
































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7.   DEPOSIT TYPES

Point Leamington can be classed as a Volcanogenic Massive Sulphide (VMS) deposit based on style of mineralization, host rocks consisting of felsic volcanics and breccias, and a massive sulphide, breccia, or stockwork style of mineralisation occupying zones of fracturing, possibly associated preferentially with intercalated altered tuff zones. Zoning of mineralogy can be a characteristic feature with sphalerite -galena in the upper parts of the volcanic pile trending to more copper-rich mineralisation at depth.

VMS deposits are a major source of zinc and copper and often contain significant by-product credits in gold and silver. Prominent examples are the Westmin deposit on Vancouver Island, Kidd Creek in Ontario, and the Buchans deposit in Newfoundland. These deposits typically occur in clusters and vary in size from less than a million tonnes to several tens of millions of tonnes, and are amenable to both open pit and underground mining.

8.   MINERALISATION

Mineralization on the property has been defined along a near-surface zone along a 500m strike length and to depths of 360m. A large, low-grade geological Inferred resource of 12.5Mt and a higher-grade Inferred resource of 1.49Mt have been estimated from previous Noranda work.

At Point Leamington, mineralization is composed of very fine-grained, brown to grey sphalerite (up to 80%); pyrite and minor marcasite (12%); some arsenopyrite (5%); chalcopyrite (2%); silver-bearing, lead sulphosalts (<1%); cassiterite (<1%); and trace pyrrhotite, covellite, galena, chalcocite, tetrahedrite, stannite, jamesonite, covellite, and native copper.

An upper pyrite-rich zone and lower zinc-rich zone have been recognised by Rubicon geologists. The sulphides are typically fine-grained, with only occasional sections with coarser-grained mineralisation (in the lower zone). Quartz is the most common gangue mineral associated with the massive sulphides. Stringer mineralisation consists mainly of pyrite.

9.   EXPLORATION

The following information taken from Rubicon files is a summary of exploration on the property:

     1953         original mapping of the area by Newmont Mining Corporation

     1956:        mapping and prospecting by NALCO

     1970S:       airborne geophysics by Phelps Dodge

     1971-74: reconnaissance silt sampling (Noranda) lead to discovery of the zone and an initial drill hole. Subsequently a total of 45 holes were completed by Noranda between 1971 and 1977

     1984:        drilling (5 holes) and geophysics by Noranda

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     1986-88:     additional 4 holes by Noranda for metallurgical testwork,
                  followed by a further 6 holes with one reported at 4.67% Zn and 1.68g/t Au (plus silver and weak Cu) over 11m. Late in this period, 8 other holes intersected weak mineralisation

     1997:        two additional holes by Noranda

     1998-2000:   Rubicon acquired the property and completed 12 holes.

10.  ADJACENT PROPERTIES

Point Leamington lies in a region of Newfoundland known to contain several examples of VMS deposits, rich in pyrite but in some cases carrying significant quantities of base metals, particularly zinc and lead. The best-known example is the Buchans deposit referred to above, while other examples are the Pilleys' Island (copper-pyrite) and Tulks Hills (zinc-lead-copper-silver) deposits.

11.  DRILLING

Drilling by Noranda can be summarised as follows:

========= ======= ===================================================== ========
   YEAR    HOLES  OBJECTIVE/RESULTS                                      METRES
--------- ------- ----------------------------------------------------- --------
   1971      1    Discovery Hole
--------- ------- ----------------------------------------------------- --------
 1971-74    44    Testing sulphides along strike and to 550m in depth
--------- ------- ----------------------------------------------------- --------
   1984      5    Testing MaxMin anomalies, plus deeper mineralisation
--------- ------- ----------------------------------------------------- --------
   1986      4    Metallurgical testwork
--------- ------- ----------------------------------------------------- --------
             6    Testing of zone along strike
--------- ------- ----------------------------------------------------- --------
 1987-88     8    Weakly mineralised MS
--------- ------- ----------------------------------------------------- --------
   1997      2    Minor pyrite
--------- ------- ----------------------------------------------------- --------
  TOTAL     70                                                           17,896
========= ======= ===================================================== ========


The Rubicon drill programs of 1998 thru' 2000 were as follows:

========= ===== ======================================================= ========
   YEAR   HOLES OBJECTIVE/RESULTS                                        METRES
--------- ----- ------------------------------------------------------- --------
1999-2000   3   Phase 1 to test deep zones below footwall rhyolite
--------- ----- ------------------------------------------------------- --------
            9   Phase 2 which intersected at least 4 horizons at depths
                of +450m hosting weakly mineralised, narrow sulphides
--------- ----- ------------------------------------------------------- --------
  TOTAL    12                                                            3,818
========= ===== ======================================================= ========

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Significant intercepts from the Noranda and Rubicon deeper drilling are recorded as follows:

============== ================= ========= =========== =========== ========
  DRILL HOLE     INTERCEPT (M)     ZN,%      AU, G/T     AG, G/T     CU,%
-------------- ----------------- --------- ----------- ----------- --------
    71-08             7.62         4.43        6.85       90.07      0.44
-------------- ----------------- --------- ----------- ----------- --------
    73-36            11.58         11.82       3.84       50.19      0.66
-------------- ----------------- --------- ----------- ----------- --------
    73-40            12.80         6.12        3.51       97.50      0.41
-------------- ----------------- --------- ----------- ----------- --------
    PL-67            21.72         5.59        1.99       34.42      0.69
-------------- ----------------- --------- ----------- ----------- --------
    PL-68            16.74         4.07        1.95       40.88      0.26
============== ================= ========= =========== =========== ========


This latest drill program by Rubicon provided indications of extensions to the VMS mineralisation compared to the earlier Noranda work:

     o "Main Zone" massive sulphide mineralisation was encountered 275m to the south of the previous Noranda limit as demonstrated in Rubicon's hole #PL-072 (8m grading 0.4% Zn, plus by-products in copper, and precious metals);

     o extensions to several of the earlier Noranda holes to depths of 300-500m encountered low-grade but interesting zinc, copper, and precious metals values in a felsic sequence containing at least four horizons interpreted by Rubicon to possibly point to a favourable pattern of "stacked zones".

12.  SAMPLING AND ASSAYING

12.1 Sampling Methods

Drilling during the Noranda exploration programs of the 1970s and 1980s was completed mainly using AQ core (some limited NQ core in 1989), while the later Rubicon work used larger diameter NQ core. These combined drilling programs were focused principally on the main area of ~650m along strike by ~400m in depth, representing the area of Hatch's resource estimate (see Figure 14-1 for the extent of drilling on plan, and the drill spacings used). The Noranda and Rubicon sampling on a lithological basis provided core samples averaging ~1.5m (from which Hatch generated 5m composites for the purposes of resource estimation). It should be noted that only a limited number of the early Noranda holes were downhole surveyed using Tropari and Sperry Sun instruments. Some drilling statistics are provided above in Section 11.

12.2 Data Verification

Some reference to QA/QC programs is available from the reports reviewed by Hatch, however it is has not been possible to complete an analysis of the check assay results carried out as part of the drill programs completed by Noranda and Rubicon.

Hatch has no reason to believe that the assay results used for resource estimation are not representative of the VMS mineralisation seen in the drill core storage building in St. Johns.

As explained in Section 14 of this report, Hatch carried out various checks of the drill hole database prior to its resource estimation work.

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13.  METALLURGY

13.1 Mineralogy

The zinc, copper, and precious metals occur within a very fine-grained, pyrite-rich massive sulphide with associated silicate/carbonate gangue, with sulphides typically representing 60-80% by volume, and occasionally up to 98%. Pyrite is the dominant sulphide followed by sphalerite, chalcopyrite, pyrrhotite, arsenopyrite, and cassiterite. Sphalerite is commonly seen in core as concentrated stringers and as fine intergrowths with pyrite and chalcopyrite.

13.2 Testwork

Two series of bench-scale metallurgical tests were completed at Noranda's Research Centre in 1971-75, and again in 1988:

1971-75 TESTS:
--------------

Various flotation tests with variations using soda ash aeration, high lime, staged grinding, bulk flotation, and several different collectors with the most selective copper flotation achieved with lime. Optimum grind was found to be 80% passing -400 mesh. Results on several different ore samples provided recovery estimates of 75% for zinc but only 50-60% for copper. Gold and silver recoveries were consistently low (~10-20%) however this was improved by a combination of direct cyanidation and roasting of the tailings which provided an overall 87% recovery for gold (only 18% for silver).

1988 TESTS:
-----------

Testing of low and high-grade samples using bench-scale flotation concluded that:

     o mineralization is extremely fine-grained, and is predominantly pyrite-rich;

     o 80% of the sphalerite and 90% of the chalcopyrite were found to occur as grains < 10 microns in size;

     o a primary grind of 90% or more passing 400 mesh was necessary to achieve acceptable results;

     o re-grinding was required to produce reasonable metal levels in concentrate;

     o    recoveries of 85% for zinc but only 50% for copper were obtained;

     o gold and silver recoveries were poor (<10%) and was related to the association with pyrite and/or arsenopyrite as solid solutions in sulphides.

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                  TLC VENTURES CORP. - POINT LEAMINGTON MASSIVE SULPHIDE DEPOSIT
                                   INDEPENDENT TECHNICAL REPORT - APRIL 14, 2004


14.  MINERAL RESOURCES

14.1 Background

The following section summarises the resource work completed in February and March 2004 by HATCH on the Point Leamington massive sulphide deposit. Orebody modeling and data base management were performed by HATCH, while geostatistics and block model estimation were performed by Gary H. Giroux, MASc., P.Eng. of Giroux Consultants Limited (Giroux).

The resource estimates prepared by Giroux are of an Inferred category only. All HATCH modeling work was performed using Surpac software.

14.2 Database Verification

The raw assay data was provided by Rubicon in the form of an Access Data Base with information on 72 diamond drill holes, 378 down hole surveys and 3,318 sample assays. The down hole surveys show substantial deviation both in azimuth and dip and Rubicon geologists have suggested these may not be correct.

In terms of individual assays the following conventions were used to create the database for resource estimation:

     o Au fire assay used; if not present the geochemical analysis of Au in ppb or Au in ppm used

     o Ag fire assay used; if not present the geochemical analysis of Ag in ppm used

     o Zn assay used; if not present the geochemical analysis of Zn in ppm used

     o Cu assay used; if not present the geochemical analysis of Cu in ppm used.

For assay intervals not sampled or reported as blanks or zero the following values were inserted:

     o    Au - 0.005 g/t, 18 blanks replaced and 19 zero values

     o    Ag - 0.005 g/t, 6 blanks replaced and 82 zero values

     o    Zn - 0.001%, 68 blanks replaced and 33 zero values

     o    Cu - 0.001%, 64 blanks replaced and 27 zero values

These values were obtained from the lowest assays reported in the database. In addition to the modifications made above, a total of 588 assays, with the background values shown above, were inserted to account for un-mineralized sections of drill core not assayed.

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                  TLC VENTURES CORP. - POINT LEAMINGTON MASSIVE SULPHIDE DEPOSIT
                                   INDEPENDENT TECHNICAL REPORT - APRIL 14, 2004


The resulting insertions brought the total assays available to 3,882 with the statistical parameters shown as follows:

                            STATISTICS OF ASSAY DATA

========== ======== ====== =========== ========= ============ ================
 VARIABLE   NUMBER   MEAN    STANDARD   MINIMUM    MAXIMUM     COEFFICIENT OF
                            DEVIATION                            VARIATION
---------- -------- ------ ----------- --------- ------------ ----------------
 Au (g/t)    3882   0.347     0.707      0.005     14.058          2.04
---------- -------- ------ ----------- --------- ------------ ----------------
 Ag (g/t)    3882    6.51     16.01      0.005     462.86          2.45
---------- -------- ------ ----------- --------- ------------ ----------------
  Zn (%)     3882   0.648     1.820      0.001      34.80          2.81
---------- -------- ------ ----------- --------- ------------ ----------------
  Cu (%)     3882   0.213     0.385      0.001      6.88           1.80
========== ======== ====== =========== ========= ============ ================


A plan of the drill holes used for resource estimation can be shown as follows:


FIGURE 14-1:  DRILL HOLE DISTRIBUTION PLOT

         [Plot map showing drill hole distribution]









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                  TLC VENTURES CORP. - POINT LEAMINGTON MASSIVE SULPHIDE DEPOSIT
                                   INDEPENDENT TECHNICAL REPORT - APRIL 14, 2004


14.3 Statistical Analysis

14.3.1   DATA

Each variable was first examined using histograms. All were found to be positively skewed. Lognormal cumulative frequency plots were produced for each variable and partitioned to separate out individual overlapping lognormal distributions.

Results are shown below for each of the four variables.

               LOGNORMAL CUMULATIVE FREQUENCY PLOT FOR GOLD ASSAYS



     [chart showing lognormal cumulative frequency plot for gold assays]



Assays for gold showed 4 populations with the following parameters:

                           GOLD POPULATION PARAMETERS

============ =============== ==================== ===================
 POPULATION   MEAN AU (G/T)   PROPORTION OF DATA   NUMBER OF SAMPLES
------------ --------------- -------------------- -------------------
     1            7.462              0.29                  11
------------ --------------- -------------------- -------------------
     2            1.681              7.86                 305
------------ --------------- -------------------- -------------------
     3            0.350             39.20                 1522
------------ --------------- -------------------- -------------------
     4            0.012             52.65                 2044
============ =============== ==================== ===================


Populations 1 and 2 represent the massive sulphide mineralization, population 3 represents the mineralization within the intrusive and footwall zones while population 4 represents the unmineralized dykes and adjusted background values added. Two standard deviations past the mean of the upper population or a value of 16.1 g/t would represent a reasonable capping level. All values were below this threshold and as a result no gold values were capped for this resource estimate.


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                  TLC VENTURES CORP. - POINT LEAMINGTON MASSIVE SULPHIDE DEPOSIT
                                   INDEPENDENT TECHNICAL REPORT - APRIL 14, 2004


              LOGNORMAL CUMULATIVE FREQUENCY PLOT FOR SILVER ASSAYS



     [chart showing lognormal cumulative frequency plot for silver assays]



Assays for silver showed 5 populations with the following parameters:

                        PARAMETERS FOR SILVER POPULATIONS

=============== ================ ===================== =====================
  POPULATION     MEAN AG (G/T)    PROPORTION OF DATA    NUMBER OF SAMPLES
--------------- ---------------- --------------------- ---------------------
      1              143.5               0.24                   9
--------------- ---------------- --------------------- ---------------------
      2              17.14              21.04                  817
--------------- ---------------- --------------------- ---------------------
      3              5.98               13.85                  538
--------------- ---------------- --------------------- ---------------------
      4              2.17               25.35                  984
--------------- ---------------- --------------------- ---------------------
      5              0.15               39.53                  1534
=============== ================ ===================== =====================


Populations 1 and 2 represent the massive sulphide mineralization, populations 3 and 4 represents the mineralization within the intrusive and footwall zones while population 5 represents the unmineralized dykes and adjusted background values added. Two standard deviations past the mean of the upper population or a value of 824 g/t would represent a reasonable capping level. All values were below this threshold and as a result no silver values were capped for this resource estimate.


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                  TLC VENTURES CORP. - POINT LEAMINGTON MASSIVE SULPHIDE DEPOSIT
                                   INDEPENDENT TECHNICAL REPORT - APRIL 14, 2004


               LOGNORMAL CUMULATIVE FREQUENCY PLOT FOR ZINC ASSAYS



     [chart showing lognormal cumulative frequency plot for zinc assays]





Assays for zinc showed 5 populations with the following parameters:

                         PARAMETERS FOR ZINC POPULATIONS

=============== =============== ===================== ======================
  POPULATION     MEAN ZN (%)     PROPORTION OF DATA     NUMBER OF SAMPLES
--------------- --------------- --------------------- ----------------------
      1             15.53               0.67                   26
--------------- --------------- --------------------- ----------------------
      2              3.02               9.98                   387
--------------- --------------- --------------------- ----------------------
      3              0.36              34.06                  1322
--------------- --------------- --------------------- ----------------------
      4              0.03              21.38                   830
--------------- --------------- --------------------- ----------------------
      5             0.003              33.91                  1317
=============== =============== ===================== ======================


Populations 1 and 2 represent the massive sulphide mineralization, population 3 represents the background mineralization within the intrusive and footwall zones while populations 4 and 5 represent the unmineralized dykes and adjusted background values added. Two standard deviations past the mean of the upper population or a value of 36.6 % would represent a reasonable capping level. All values were below this threshold and as a result no zinc values were capped for this resource estimate.


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                  TLC VENTURES CORP. - POINT LEAMINGTON MASSIVE SULPHIDE DEPOSIT
                                   INDEPENDENT TECHNICAL REPORT - APRIL 14, 2004


              LOGNORMAL CUMULATIVE FREQUENCY PLOT FOR COPPER ASSAYS



     [chart showing lognormal cumulative frequency plot for copper assays]





Assays for copper showed 5 populations with the following parameters:

                        PARAMETERS FOR COPPER POPULATIONS

=============== ================ ==================== ======================
  POPULATION      MEAN CU (%)    PROPORTION OF DATA     NUMBER OF SAMPLES
--------------- ---------------- -------------------- ----------------------
      1              1.43               0.73                   28
--------------- ---------------- -------------------- ----------------------
      2              0.69               20.06                  779
--------------- ---------------- -------------------- ----------------------
      3              0.19               18.09                  702
--------------- ---------------- -------------------- ----------------------
      4              0.03               27.21                 1056
--------------- ---------------- -------------------- ----------------------
      5              0.003              33.91                 1317
=============== ================ ==================== ======================


Populations 1 and 2 represent the massive sulphide mineralization, population 3 and 4 represent the background mineralization within the intrusive and footwall zones while population 5 represents the unmineralized dykes and adjusted background values added. Two standard deviations past the mean of the upper population or a value of 7.9 % would represent a reasonable capping level. All values were below this threshold and as a result no copper values were capped for this resource estimate.

COMPOSITES

A geological block model was formed from level plans using Rubicon geological interpretations as to the boundaries between the massive sulphide units, the intrusive, the footwall zone and numerous dykes.


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                  TLC VENTURES CORP. - POINT LEAMINGTON MASSIVE SULPHIDE DEPOSIT
                                   INDEPENDENT TECHNICAL REPORT - APRIL 14, 2004


Once the three dimensional solid model was completed drill hole data was "passed through" the solids to determine the point at which each hole entered and left each solid. Using these entry and departure points, uniform down hole 5m composites were produced that honoured the domain boundaries. As the holes passed through the lower contact, the last interval was compared to one half of the composite length (5m), and if less than 2.5m was combined with the previous composite. Intervals of more than 2.5m in length were not adjusted. As a result all composites were of equal support, 5m +/- 2.5m in length.

The statistics for each Domain are shown below:

                SUMMARY OF STATISTICS FOR 5M COMPOSITES BY DOMAIN

====== ========== ======== ========== ====== ========= =========== =============
DOMAIN  VARIABLE   NUMBER     MEAN     S.D.   MINIMUM    MAXIMUM    COEF.OF VAR.
MS         Zn       538      1.28 %    1.98    0.001      15.77        1.54
------ ---------- -------- ---------- ------ --------- ----------- -------------
           Cu       538      0.33 %    0.36    0.001      2.02         1.08
------ ---------- -------- ---------- ------ --------- ----------- -------------
           Au       538    0.714 g/t   0.92    0.005      8.17         1.29
------ ---------- -------- ---------- ------ --------- ----------- -------------
           Ag       538    10.91 g/t  13.67    0.005     161.31        1.25
------ ---------- -------- ---------- ------ --------- ----------- -------------
RHY        Zn       115      0.16 %    0.57    0.001      5.54         3.65
------ ---------- -------- ---------- ------ --------- ----------- -------------
           Cu       115      0.04 %    0.12    0.001      0.71         2.92
------ ---------- -------- ---------- ------ --------- ----------- -------------
           Au       115     0.15 g/t   0.30    0.005      2.16         2.07
------ ---------- -------- ---------- ------ --------- ----------- -------------
           Ag       115     1.70 g/t   2.98    0.005      16.14        1.75
------ ---------- -------- ---------- ------ --------- ----------- -------------
FW         Zn       325      0.06 %    0.12    0.001      0.94         1.97
------ ---------- -------- ---------- ------ --------- ----------- -------------
           Cu       325      0.14 %    0.25    0.001      1.47         1.80
------ ---------- -------- ---------- ------ --------- ----------- -------------
           Au       325     0.12 g/t   0.17    0.005      1.08         1.43
------ ---------- -------- ---------- ------ --------- ----------- -------------
           Ag       325     1.92 g/t   2.34    0.005      15.37        1.22
------ ---------- -------- ---------- ------ --------- ----------- -------------
DYKE       Zn        68     0.003 %   0.017    0.001      0.139        5.38
------ ---------- -------- ---------- ------ --------- ----------- -------------
           Cu        68     0.005 %   0.021    0.001      0.157        4.64
------ ---------- -------- ---------- ------ --------- ----------- -------------
           Au        68    0.012 g/t  0.052    0.005      0.431        4.27
------ ---------- -------- ---------- ------ --------- ----------- -------------
           Ag        68    0.048 g/t  0.342    0.005      2.826        7.12
====== ========== ======== ========== ====== ========= =========== =============


14.3.2   BULK DENSITIES

No Specific Gravity measurements were available for this resource estimate, and so an analysis of the mineralogical and assay data was used to generate SG values for interpolation in the block model.

The data base contained 1,269 assays with multiple element ICP analysis. Among the elements analyzed were Cu, Zn, Pb and Fe. Based on the percent distribution of these four elements, and assuming that copper occurs in chalcopyrite, zinc in sphalerite, lead in galena, and iron in pyrite, a specific gravity can be calculated. The problem with this approach lies in the fact that in the main mineralized zones only Cu, Zn and Pb were assayed. As a result Fe values were assigned to samples in this zone based on their Cu and Zn values and relationships between Cu, Zn and Fe established from the ICP data. A total of 1,954 samples had Fe values added that varied from 5 to 17%.

The assumptions used to calculate a specific gravity were as follows:

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                  TLC VENTURES CORP. - POINT LEAMINGTON MASSIVE SULPHIDE DEPOSIT
                                   INDEPENDENT TECHNICAL REPORT - APRIL 14, 2004


The rock was assumed to be comprised of:

     o    pyrite (SG = 5.02)

     o    sphalerite (SG = 3.90)

     o    chalcopyrite (SG = 4.20)

     o    galena (SG = 7.58)

     o    and host rock (SG = 2.70)

The weight percent (WPC) of each mineral was calculated using the assay values for Zn, Cu, Pb, and Fe combined with the atomic weights for the elements that form the minerals:

     o    WPC Pyrite = Fe % * (55.85+ 2*(32.07))/55.85 = Fe % * 2.148

     o    WPC Sphalerite = Zn % * (65.41 + 32.07)/65.41 = Zn % * 1.49

     o    WPC Chalcopyrite = Cu % * (63.55 + 55.85 + 2*(32.07))/63.55 = Cu % *
          2.89

     o    WPC Galena = Pb% * (207.2 + 32.07) / 207.2) = Pb % * 1.155

The weight percent host rock = 100 - WPC pyrite - WPC sphalerite - WPC chalcopyrite - WPCgalena

Volume percents (VPC) for each mineral are then calculated as follows:

     o    VPC pyrite = (WPC pyrite * SG) / 5.02

     o    VPC sphalerite = (WPC sphalerite * SG) / 3.90

     o    VPC chalcopyrite = (WPC chalcopyrite * SG) / 4.20

     o    VPCgalena = (WPCgalena * SG) / 7.58

     o    VPC host rock = (WPC host rock * SG) / 2.70

A computer program then completes a series of iterations to solve for the unknown specific gravity (SG) starting at SG = 2.70 and adding increments to SG until the total of the five volume percents equals 100.

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                  TLC VENTURES CORP. - POINT LEAMINGTON MASSIVE SULPHIDE DEPOSIT
                                   INDEPENDENT TECHNICAL REPORT - APRIL 14, 2004


This process was completed on the 3,223 assays. The statistics for the specific gravity calculations are shown in the following table.

                     SUMMARY STATISTICS FOR SG CALCULATIONS

================= ========= ========== ========= ========== =========
                   CU (%)    ZN (%)     PB (%)    FE (%)       SG
----------------- --------- ---------- --------- ---------- ---------
Number              3223      3223       3223      3223       3223
----------------- --------- ---------- --------- ---------- ---------
Mean               0.257      0.783     0.023      8.91       3.03
----------------- --------- ---------- --------- ---------- ---------
Minimum            0.001      0.001     0.001      0.46       2.75
----------------- --------- ---------- --------- ---------- ---------
Maximum             6.88      34.80      3.00      30.00      4.05
================= ========= ========== ========= ========== =========


Once calculated for each sample, a specific gravity was then interpolated into each block estimated in the model using inverse distance squared.

14.4 VARIOGRAPHY

To determine the grade continuity within the massive sulphide domain, paired relative semi-variograms were produced using 5m composites coded within the massive sulphide. Grid azimuth is used for all plots and semivariogram directions (the grid at Point Leamington is rotated 20o E of north).

The principal directions of drilling (grid azimuth 090o dipping -45o and -60o) were investigated first to determine the nugget effect and sill value for the model. Once the sill and nugget levels was established, the direction of strike (grid azimuth north-south) was modelled, and then the down dip direction (grid azimuth 270o dipping -60o) and across dip direction (grid azimuth 90o dipping -30o) were modeled to complete the interpretation. There was insufficient data available within the massive sulphide units to refine this geologic interpretation.

An anisotropic nested spherical model was fitted to all variables within the massive sulphide zones with longest continuity along strike. The parameters fitted to each variable are summarized below:

           SUMMARY OF SEMIVARIOGRAM PARAMETERS (MASSIVE SULPHIDE ZONE)

======== ========= ===== ======== =========== =========== =========== ==========
VARIABLE   GRID     DIP   NUGGET     SHORT        LONG    SHORT RANGE LONG RANGE
          AZIMUTH         EFFECT   STRUCTURE   STRUCTURE      (M)        (M)
-------- --------- ----- -------- ----------- ----------- ----------- ----------
Zn           0       0     0.30      0.40         0.30        60         120
-------- --------- ----- -------- ----------- ----------- ----------- ----------
            270     -60    0.30      0.40         0.30        15         50
-------- --------- ----- -------- ----------- ----------- ----------- ----------
            90      -30    0.30      0.40         0.30        15         50
-------- --------- ----- -------- ----------- ----------- ----------- ----------
Cu           0       0     0.20      0.20         0.40        50         100
-------- --------- ----- -------- ----------- ----------- ----------- ----------
            270     -60    0.20      0.20         0.40        10         50
-------- --------- ----- -------- ----------- ----------- ----------- ----------
            90      -30    0.20      0.20         0.40        10         30
-------- --------- ----- -------- ----------- ----------- ----------- ----------
Au           0       0     0.25      0.20         0.40        40         120
-------- --------- ----- -------- ----------- ----------- ----------- ----------
            270     -60    0.25      0.20         0.40        15         70
-------- --------- ----- -------- ----------- ----------- ----------- ----------
            90      -30    0.25      0.20         0.40        15         70
-------- --------- ----- -------- ----------- ----------- ----------- ----------
Ag           0       0     0.25      0.20         0.50        50         150
-------- --------- ----- -------- ----------- ----------- ----------- ----------
            270     -60    0.25      0.20         0.50        15         120
-------- --------- ----- -------- ----------- ----------- ----------- ----------
            90      -30    0.25      0.20         0.50        15         60
======== ========= ===== ======== =========== =========== =========== ==========

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                  TLC VENTURES CORP. - POINT LEAMINGTON MASSIVE SULPHIDE DEPOSIT
                                   INDEPENDENT TECHNICAL REPORT - APRIL 14, 2004


The number of composites present for the Footwall and Intrusive Domains did not allow semivariogram modeling. As a result the models from the Massive Sulphide Domain were used to interpolate grade into all Domains.

14.5 GEOLOGICAL MODELING

A three-dimensional computer model of the Point Leamington deposit was created using Surpac Vision V5.0-G software. TLC provided the geologic interpretation on level plans starting at 5000 elevation, down to 4650 elevation, in 25m increments. Seven entities were modeled as follows:

     o    North Fault (NF) - northern limit of interpretation

     o    Central Fault (CF) - cuts model approximately in half

     o    South Fault (SF) - southern limit of interpretation

     o Orebody Zone (MS) - main zone of mineralization (ie, the Massive Sulphide unit)

     o Footwall Zone (FW) - mineralization outside of the OZ on the footwall side

     o    Intrusive Rhyolite (RHY) - an intrusive rhyolite

     o    Dykes (DK) - dyke material typically greater than three metres width

The deposit strikes north - south to the local grid, and has been modeled between the NF and the SF. The deposit has been offset near the middle by the CF by up to 50m. All three faults are approximately parallel, striking 082 degrees, and dipping -85 degrees with a dip direction of 353 degrees. The deposit has been modeled between 535N and -60N for a total strike distance of 595m, down dip from surface for 400 metres, and has an average thickness of 50m, possibly increasing with depth.

                                 SURFACE GEOLOGY



                [map showing surface geology at Point Leamington]



The Massive Sulphide (MS) unit was digitized to contain the main zone of mineralization including low grade, high grade, and unsampled intervals and assumed barren dyke material too small to model out. As a general rule, the hanging wall was selected as the first significant mineralized interval down the hole, while the footwall was projected as the last significant interval of high-grade zinc mineralization on the level plan. Additional data and interpretation is required to model the high-grade zinc mineralization as a separate unit within the Massive Sulphide.

The Footwall Zone (FW) was modeled to incorporate the remaining lower grade mineralization in drill holes. Typically, the mineralization here tended to have higher copper and lower zinc values than in the main Massive Sulphide unit above. Since it lies in contact with higher-grade zinc hangingwall mineralization, it would therefore represent diluting material for an open pit or underground mining

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operation. Similar to the main Massive Sulphide unit, the footwall zone contains intervals of unsampled material as well as assumed barren dyke material too small to model.

The Intrusive Rhyolite (RHY) was digitized as lower grade mineralization within the main Massive Sulphide unit. The RHY contains unsampled intervals and assumed barren dykes too small to model. In some instances, the hanging wall and/or footwall of this zone are shared with the main Massive Sulphide.

Individual solids for the three principal units (MS, FW, and RHY) were created using automated triangulation techniques, with manual editing in problem areas where required. During solids creation, in the case of a common boundary between two solids, automatic triangulation can produce overlapping solids at the boundary. In instances where this has occurred, the main Massive Sulphide unit has been assigned first priority.

Significant intersections of DK were digitized as per the level plans, between levels 5000 and 4800. The DK outlines are typically five to ten metres in width, and have been copied halfway to the next level to form individual solids for each level. Individual DK solids were formed on each level, as there was insufficient information to interpret. As the intersections of dyke material in the drill hole can be significant, it was necessary to model these out of the massive sulphide estimation rather than allow to dilute during composite formation. An example of the solids modelling can be illustrated as follows:


                           SOLIDS MODELING LEVEL 4900

                  [Grid showing an example of solids modeling]




                  SOLIDS MODELING SECTION 100N (LOOKING NORTH)

                  [Grid showing an example of solids modeling]



The following table summarises the extent of the block model. (partial blocks were used in constraining the model and topography was created using drill collars):

   ================= ================== ================== ==================
   PARAMETERS            Y (LOCAL)          X (LOCAL)          Z (LOCAL)
   ================= ================== ================== ==================
   Origin                  -500               -800               4200
   ----------------- ------------------ ------------------ ------------------
   Extents                 1500               1600               1000
   ----------------- ------------------ ------------------ ------------------
   Block Size            10 metres          10 metres          5 metres
   ================= ================== ================== ==================


The model is aligned along grid azimuth 90o with no rotation. Figures I-1 thru' I-4 in Appendix I depict the block model interpretation on cross-section and on plan. The percentage of each solid within each

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block is recorded and the various geological domains (and the overlap between domain boundaries) are shown. The massive sulphide unit sits on top of the footwall unit with the intrusive breaking through in various places. The post-mineral dykes are interpreted to fill entire blocks.

14.6 BLOCK INTERPOLATION

Using Ordinary Kriging, grades for Cu, Zn, Au and Ag were interpolated into blocks of 10m x 10m on plan by 5m vertically. Hard boundaries were used between the three domains of Massive Sulphide, Intrusive and Footwall. The kriging exercise was completed in three passes with the search ellipse expanding each time from between approximately one quarter of the range to the full range in each of the three principal directions. The final kriging pass filled blocks within a search ellipse approximately two times the maximum range of the semivariograms. These search parameters can be summarised as follows:

                 SEARCH PARAMETERS USED FOR KRIGING (IN METRES)

======== ==== =================== ====================== =====================
VARIABLE PASS    ALONG STRIKE            DOWN DIP             ACROSS DIP
              GRID. AZ. 0O DIP 0O GRID AZ. 270O DIP -60O GRID AZ. 90O DIP -30O
-------- ---- ------------------- ---------------------- ---------------------
Zn         1          30                   12.5                   10
-------- ---- ------------------- ---------------------- ---------------------
           2          60                    25                    20
-------- ---- ------------------- ---------------------- ---------------------
           3          120                   50                    30
-------- ---- ------------------- ---------------------- ---------------------
           4          240                  100                    50
-------- ---- ------------------- ---------------------- ---------------------
Cu         1          25                   12.5                   7.5
-------- ---- ------------------- ---------------------- ---------------------
           2          50                    25                    15
-------- ---- ------------------- ---------------------- ---------------------
           3          100                   50                    30
-------- ---- ------------------- ---------------------- ---------------------
           4          240                  100                    50
-------- ---- ------------------- ---------------------- ---------------------
Au         1          30                   17.5                   10
-------- ---- ------------------- ---------------------- ---------------------
           2          60                    35                    20
-------- ---- ------------------- ---------------------- ---------------------
           3          120                   70                    30
-------- ---- ------------------- ---------------------- ---------------------
           4          240                  100                    50
-------- ---- ------------------- ---------------------- ---------------------
Ag         1         37.5                   30                    10
-------- ---- ------------------- ---------------------- ---------------------
           2          75                    60                    20
-------- ---- ------------------- ---------------------- ---------------------
           3          150                  100                    30
-------- ---- ------------------- ---------------------- ---------------------
           4          240                  100                    50
======== ==== =================== ====================== =====================

A minimum of 4 composites was required to estimate a block, and with a narrow search across the dip direction of the drilling more than one drill hole was required to estimate a block. A maximum of 12 composites was used for all passes, and if more than 12 were encountered, only the closest 12 were used.

14.7  RESOURCE CLASSIFICATION

14.7.1   INTRODUCTION AND DEFINITIONS

Based on the study herein reported, the delineated mineralization for the Point Leamington Deposit is classified as an Inferred Resource according to the following definition from National Instrument 43-101:

"IN THIS INSTRUMENT, THE TERMS "MINERAL RESOURCE", "INFERRED MINERAL RESOURCE", "INDICATED MINERAL RESOURCE" AND "MEASURED MINERAL RESOURCE" HAVE THE MEANINGS ASCRIBED TO THOSE TERMS BY THE CANADIAN

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INSTITUTE OF MINING, METALLURGY AND PETROLEUM, AS THE CIM STANDARDS ON MINERAL
RESOURCES AND RESERVES DEFINITIONS AND GUIDELINES ADOPTED BY CIM COUNCIL ON AUGUST 20, 2000, AS THOSE DEFINITIONS MAY BE AMENDED FROM TIME TO TIME BY THE CANADIAN INSTITUTE OF MINING, METALLURGY AND PETROLEUM."

"A MINERAL RESOURCE IS A CONCENTRATION OR OCCURRENCE OF NATURAL, SOLID, INORGANIC OR FOSSILIZED ORGANIC MATERIAL IN OR ON THE EARTH'S CRUST IN SUCH FORM AND QUANTITY AND OF SUCH A GRADE OR QUALITY THAT IT HAS REASONABLE PROSPECTS FOR ECONOMIC EXTRACTION. THE LOCATION, QUANTITY, GRADE, GEOLOGICAL CHARACTERISTICS AND CONTINUITY OF A MINERAL RESOURCE ARE KNOWN, ESTIMATED OR INTERPRETED FROM SPECIFIC GEOLOGICAL EVIDENCE AND KNOWLEDGE."

The terms Measured, Indicated and Inferred are defined as follows:

"A 'MEASURED MINERAL RESOURCE' IS THAT PART OF A MINERAL RESOURCE FOR WHICH QUANTITY, GRADE OR QUALITY, DENSITIES, SHAPE, PHYSICAL CHARACTERISTICS ARE SO WELL ESTABLISHED THAT THEY CAN BE ESTIMATED WITH CONFIDENCE SUFFICIENT TO ALLOW THE APPROPRIATE APPLICATION OF TECHNICAL AND ECONOMIC PARAMETERS, TO SUPPORT PRODUCTION PLANNING AND EVALUATION OF THE ECONOMIC VIABILITY OF THE DEPOSIT. THE ESTIMATE IS BASED ON DETAILED AND RELIABLE EXPLORATION, SAMPLING AND TESTING INFORMATION GATHERED THROUGH APPROPRIATE TECHNIQUES FROM LOCATIONS SUCH AS OUTCROPS, TRENCHES, PITS, WORKINGS AND DRILL HOLES THAT ARE SPACED CLOSELY ENOUGH TO CONFIRM BOTH GEOLOGICAL AND GRADE CONTINUITY."

"AN 'INDICATED MINERAL RESOURCE' IS THAT PART OF A MINERAL RESOURCE FOR WHICH QUANTITY, GRADE OR QUALITY, DENSITIES, SHAPE AND PHYSICAL CHARACTERISTICS, CAN BE ESTIMATED WITH A LEVEL OF CONFIDENCE SUFFICIENT TO ALLOW THE APPROPRIATE APPLICATION OF TECHNICAL AND ECONOMIC PARAMETERS, TO SUPPORT MINE PLANNING AND EVALUATION OF THE ECONOMIC VIABILITY OF THE DEPOSIT. THE ESTIMATE IS BASED ON DETAILED AND RELIABLE EXPLORATION AND TESTING INFORMATION GATHERED THROUGH APPROPRIATE TECHNIQUES FROM LOCATIONS SUCH AS OUTCROPS, TRENCHES, PITS, WORKINGS AND DRILL HOLES THAT ARE SPACED CLOSELY ENOUGH FOR GEOLOGICAL AND GRADE CONTINUITY TO BE REASONABLY ASSUMED."

"AN 'INFERRED MINERAL RESOURCE' IS THAT PART OF A MINERAL RESOURCE FOR WHICH QUANTITY AND GRADE OR QUALITY CAN BE ESTIMATED ON THE BASIS OF GEOLOGICAL EVIDENCE AND LIMITED SAMPLING AND REASONABLY ASSUMED, BUT NOT VERIFIED, GEOLOGICAL AND GRADE CONTINUITY. THE ESTIMATE IS BASED ON LIMITED INFORMATION AND SAMPLING GATHERED THROUGH APPROPRIATE TECHNIQUES FROM LOCATIONS SUCH AS OUTCROPS, TRENCHES, PITS, WORKINGS AND DRILL HOLES."

14.7.2   RESULTS

The drill hole information shows reasonable geologic continuity for the massive sulphide domain with the zone apparent on all sections and level plans separated by a single cross fault. The uncertainty on down hole surveys, the wide spacing of drill hole data relative to the ranges of semivariograms, the lack of quality assurance/quality control data and the lack of measured specific gravities, however, all necessitate a classification of inferred for this resource.

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                  TLC VENTURES CORP. - POINT LEAMINGTON MASSIVE SULPHIDE DEPOSIT
                                   INDEPENDENT TECHNICAL REPORT - APRIL 14, 2004


The following figure shows an isometric view (from the southwest) of block model:

                    ISOMETRIC VIEW OF POINT LEAMINGTON MODEL



        [schematic of an isometric view of Point Leamington block model]































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                  TLC VENTURES CORP. - POINT LEAMINGTON MASSIVE SULPHIDE DEPOSIT
                                   INDEPENDENT TECHNICAL REPORT - APRIL 14, 2004


Results of the resource estimation at various zinc cut-off grades can be tabulated as follows:

                       POINT LEAMINGTON INFERRED RESOURCES

============= ===================== ============================================
 CUTOFF ZN      TONNES > CUTOFF                    GRADE > CUTOFF
    (%)             (TONNES)
                                    --------------------------------------------
                                      ZN (%)      CU (%)     AU (G/T)   AG (G/T)
------------- --------------------- ---------- ----------- ----------- ---------
    1.00           12,300,000         1.92        0.28        0.88       16.94
------------- --------------------- ---------- ----------- ----------- ---------
    1.20           9,700,000          2.14        0.28        0.98       18.80
------------- --------------------- ---------- ----------- ----------- ---------
    1.40           7,600,000          2.37        0.28        1.09       20.53
------------- --------------------- ---------- ----------- ----------- ---------
    1.60           5,800,000          2.65        0.29        1.20       22.46
------------- --------------------- ---------- ----------- ----------- ---------
    1.80           4,400,000          2.96        0.29        1.31       24.39
------------- --------------------- ---------- ----------- ----------- ---------
    2.00           3,500,000          3.23        0.28        1.37       25.90
------------- --------------------- ---------- ----------- ----------- ---------
    2.20           2,800,000          3.49        0.25        1.38       27.93
------------- --------------------- ---------- ----------- ----------- ---------
    2.40           2,500,000          3.67        0.24        1.42       29.17
------------- --------------------- ---------- ----------- ----------- ---------
    2.60           2,200,000          3.83        0.23        1.47       30.12
------------- --------------------- ---------- ----------- ----------- ---------
    2.80           1,900,000          3.97        0.23        1.50       30.90
------------- --------------------- ---------- ----------- ----------- ---------
    3.00           1,600,000          4.16        0.23        1.54       31.26
------------- --------------------- ---------- ----------- ----------- ---------
    3.20           1,400,000          4.35        0.24        1.60       32.08
------------- --------------------- ---------- ----------- ----------- ---------
    3.40           1,050,000          4.69        0.26        1.68       31.73
------------- --------------------- ---------- ----------- ----------- ---------
    3.60            870,000           4.95        0.27        1.72       31.96
------------- --------------------- ---------- ----------- ----------- ---------
    3.80            730,000           5.18        0.28        1.75       31.71
------------- --------------------- ---------- ----------- ----------- ---------
    4.00            620,000           5.42        0.29        1.81       31.96
============= ===================== ========== =========== =========== =========


Since no economics have yet been assessed, the grade cut-off categories are presented purely to assess the distribution of tonnage and grade across the deposit.

Figures I-5 thru' I-8 in Appendix I illustrate the general grade distribution of zinc on cross-section (Sections 155N and 255N) and on plan (Levels 4840 and 4890) based on a window of +/-25m laterally on the sections and +/-50m on the plans.

15.  INTERPRETATION & CONCLUSIONS

The Point Leamington deposit consists of a VMS massive sulphide zone of zinc-copper-gold-silver mineralization at the contact of mafic volcanics in the hangingwall and a rhyolitic dome sequence in the footwall. Mineralization is interpreted to have occurred in several stages of replacement and brecciation along a prominent north-south trending zone. A central Hangingwall Zone dipping at 70 degrees to the west has been investigated by drilling along a 500 m strike length and to depths of ~400 m with widths varying from 4m to 20m (maximum 85m). The mineralization responds with difficulty to standard flotation metallurgy as demonstrated from bench-scale test work completed by Noranda.

The latest drilling by Rubicon in 1999/2000 provided evidence of extensions of the Main Zone massive sulphide zone(s) to the south compared to the earlier Noranda work. In addition, deep drilling to depths of >350m encountered stringer-style of pyrite mineralisation possibly representing a lower horizon with a favourable environment for massive sulphides deposition.

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                  TLC VENTURES CORP. - POINT LEAMINGTON MASSIVE SULPHIDE DEPOSIT
                                   INDEPENDENT TECHNICAL REPORT - APRIL 14, 2004


The overall dimensions of the mineralization, its location close to surface, good access close to tidewater, and promising exploration targets along strike and to depth, justify further consideration within TLC's overall corporate exploration plan. Deeper mineralisation below the main zone of sulphides would have to be of significantly higher grade than currently indicated (to support an underground operation), but remains a valid, although higher-risk exploration target.

16.  RECOMMENDATIONS

A drill program is warranted to test the lateral and depth extents of the favourable massive sulphide zones at Point Leamington. Specific targets are:

     o Down-dip from Hole #72 which intercepted ~8m of low-grade mineralisation in the massive sulphide horizon approximately 275m along strike beyond the main zone originally defined by Noranda in the 1970s and 1980s;

     o    Extensions of the interpreted high-grade Zn-Au zone at depth

     o The deep footwall zone encountered by Rubicon in the 2000 drill program

Down-hole geophysics may also be useful to target zones for further drilling. Other recommended work would include further geological investigation interpretation of the high-grade zinc zone, and limited metallurgical investigations with the objective of improving processing characteristics of the mineralisation.

Specific gravity measurements must be completed on a representative number of samples from various grade ranges to determine the relationship between grade and bulk density for all rock and mineralisation types; at the moment, the HATCH resource estimates are based on calculated numbers for specific gravity.

All future drill hole sampling should be completed with a full QA/QC program including the introduction of blank samples and representative standards into the assay stream at regular intervals. In addition, a representative number of random duplicates should be selected for re-assay at a second lab where the remaining pulps should be placed in new bags, given a random number supplied by TLC, and re-submitted to the primary lab. In this manner a representative number of assays can be completed in triplicate with checks available to both identify and quantify any laboratory bias and quantify sampling precision.

All drill holes should have down-hole surveys. A few older holes should also be re-surveyed for accuracy of the historical work, and holes twinned if required.

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                  TLC VENTURES CORP. - POINT LEAMINGTON MASSIVE SULPHIDE DEPOSIT
                                   INDEPENDENT TECHNICAL REPORT - APRIL 14, 2004


The additional work program recommended for Point Leamington would therefore be as follows:

=========================== ======================================= ============
WORK PROGRAM                DESCRIPTION                              C$ THOUS.
--------------------------- --------------------------------------- ------------
Down-Hole Geophysics                                                    $150
--------------------------- --------------------------------------- ------------
Diamond Drilling, Phase 1   5,000m @ $60/metre, all-in cost             $300
--------------------------- --------------------------------------- ------------
Metallurgical Testwork      To investigate potential for improved       $50
                            recoveries
--------------------------- --------------------------------------- ------------
General & Admin                                                         $25
--------------------------- --------------------------------------- ------------
Contingency, 10%                                                        $25
--------------------------- --------------------------------------- ------------
TOTAL ESTIMATE                                                          $550
=========================== ======================================= ============


Additional drill expenditures may be required depending on results of the Phase One drilling listed above.















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                  TLC VENTURES CORP. - POINT LEAMINGTON MASSIVE SULPHIDE DEPOSIT
                                   INDEPENDENT TECHNICAL REPORT - APRIL 14, 2004


REFERENCES

     1.   Noranda Exploration: various reports 1971-1980.

     2. Rubicon Minerals Corporation: various internal reports, and submissions to the provincial government
































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                           STATEMENT OF QUALIFICATIONS
















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                  TLC VENTURES CORP. - POINT LEAMINGTON MASSIVE SULPHIDE DEPOSIT
                                   INDEPENDENT TECHNICAL REPORT - APRIL 14, 2004


STATEMENT OF QUALIFICATIONS

I, Callum Leith Brown Grant, P.Eng., do hereby certify that:

I.       I am currently employed as Manager of Geology & Mining by:

                  HATCH Associates Ltd.,
                  Suite 200, 1550 Alberni Street,
                  Vancouver, British Columbia,
                  CANADA V6G 1A5

II. I graduated with the degree of B.Sc. Geology (Honours) from the University of Aberdeen, Scotland in 1971. In addition I obtained the degree of M.Eng. (Mining) from McGill University in 1977.

III. I am a member of the Association of Professional Engineers and Geoscientists of the Province of British Columbia, and of the Association of Professional Engineers of the Province of Ontario.

IV. I have worked as a geologist and mining engineer for 27 years since my graduation from my first university.

V. I have read the definition of "qualified person" set out in National Instrument 43-101 ("NI 43-101") and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a "qualified person" for the purposes of NI 43-101.

VI. I am responsible for compiling this report (the "Technical Report") and supervising the resource estimation procedures. I visited the property in February 2004.

VII. I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

VIII. I am independent of the issuer applying all the tests in section 1.5 of National Instrument 43-101.

IX. I have read National Instrument 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

X. I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them, including electronic publication in the public company files on their website accessible by the public, of the Technical Report.

Dated this 14th day of April, 2004


/s/ CLB Grant, P.Eng.

CLB Grant, P.Eng.
Manager Geology & Mining
Hatch Vancouver

--------------------------------------------------------------------------------
                           Statement of Qualifications                    Page 1
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                  TLC VENTURES CORP. - POINT LEAMINGTON MASSIVE SULPHIDE DEPOSIT
                                   INDEPENDENT TECHNICAL REPORT - APRIL 14, 2004


                             CERTIFICATE G.H. Giroux


I, G.H. Giroux, of 982 Broadview Drive, North Vancouver, British Columbia, do hereby certify that:

1) I am a consulting geological engineer with an office at #513 - 675 West Hastings Street, Vancouver, British Columbia.

2) I am a graduate of the University of British Columbia in 1970 with a B.A. Sc. and in 1984 with a M.A. Sc., both in Geological Engineering.

3) I am a member in good standing of the Association of Professional Engineers and Geoscientists of the Province of British Columbia.

4) I have practiced my profession continuously since 1970.

5) I have read the definition of "qualified person" set out in National Instrument 43-101 and certify that by reason of education, experience, independence and affiliation with a professional association, I meet the requirements of an Independent Qualified Person as defined in National Policy 43-101.

6) This report is based on a study of the data and literature available on the Leamington Project. I am responsible for the resource estimations completed in Vancouver March 2004

7) I am not aware of any material fact or material change with respect to the subject matter of the technical report that is not reflected in the Technical Report.

8) I am independent of the issuer applying all of the tests in section 1.5 of National Instrument 43-101.

9) I have read National Instrument 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

10) I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them, including electronic publication in the public files on their websites accessible by the public.


Dated this 14th day of April, 2004



G. H. Giroux, P.Eng., MASc.

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                  TLC VENTURES CORP. - POINT LEAMINGTON MASSIVE SULPHIDE DEPOSIT
                                   INDEPENDENT TECHNICAL REPORT - APRIL 14, 2004

















                                   APPENDIX I

                                     FIGURES




















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                  TLC VENTURES CORP. - POINT LEAMINGTON MASSIVE SULPHIDE DEPOSIT
                                   INDEPENDENT TECHNICAL REPORT - APRIL 14, 2004


      FIGURE I-1: SECTION 155 N SHOWING GEOLOGIC DOMAINS WITHIN BLOCK MODEL


        [Chart showing Section 155 N Geologic Domains within Block Model]




     FIGURE I-2 : SECTION 255 N SHOWING GEOLOGIC DOMAINS WITHIN BLOCK MODEL


        [Chart showing Section 255 N Geologic Domains within Block Model]




             FIGURE I-3: 4840 LEVEL PLAN SHOWING GEOLOGICAL DOMAINS


           [Chart showing 4840 Level Plan showing Geological Domains]




             FIGURE I-4: 4890 LEVEL PLAN SHOWING GEOLOGICAL DOMAINS


           [Chart showing 4890 Level Plan showing Geological Domains]




                FIGURE I-5: ZINC GRADE DISTRIBUTION, SECTION 155N


              [Chart showing Zinc Grade Distribution, Section 155N]





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                  TLC VENTURES CORP. - POINT LEAMINGTON MASSIVE SULPHIDE DEPOSIT
                                   INDEPENDENT TECHNICAL REPORT - APRIL 14, 2004


                FIGURE I-6: ZINC GRADE DISTRIBUTION, SECTION 255N


              [Chart showing Zinc Grade Distribution, Section 255N]




                 FIGURE I-7: ZINC GRADE DISTRIBUTION, LEVEL 4840


               [Chart showing Zinc Grade Distribution, Level 4840]




                 FIGURE I-8: ZINC GRADE DISTRIBUTION, 4890 LEVEL


               [Chart showing Zinc Grade Distribution, Level 4890]










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                                    Appendix                              Page 2